Exhibit 10.20

GREENLIGHT HOLDING CORPORATION

2018 PARTICIPATION PLAN

TERMINATION AGREEMENT

June ___, 2018

Dear [Name of Participant],

As you may know, Greenlight Holding Corporation (the “Company”), a Delaware corporation and parent of ATS Consolidated Inc., Gores Holdings II, Inc., a Delaware corporation (“Parent”), and certain other parties are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which the Company will ultimately become a subsidiary of Parent (the “Transaction”).  The Company has determined that immediately prior to the Transaction, and consistent with the terms of the Greenlight Holding Corporation 2018 Participation Plan (the “Plan”), it will terminate the Plan effective immediately prior to the Closing (as defined in the Merger Agreement) and you will have no rights under the Plan.  For the avoidance of doubt, if the Closing does not occur prior to the termination of the Merger Agreement, the terms of this letter shall be of no further force or effect.

This letter agreement, which is being entered into contemporaneously with the Merger Agreement, sets forth our mutual agreement concerning the treatment of any performance units that were granted to you under the Plan (the “Performance Units”).  By signing below, you acknowledge and agree that the Performance Units will terminate in their entirety effective immediately prior to the Closing and that you will have no right to any payment with respect to the Performance Units upon the Closing or at any time thereafter, other than the payment set forth in this letter.  The amount of such payment has been determined in the Company’s discretion and you hereby acknowledge that such amount satisfies the Company’s obligations to you with respect to your Performance Units.  Subject to your execution of this letter, and in consideration of the waiver and release that follows the Company will pay you a lump sum cash payment in an amount set forth following your signature block below (the “Cash Payment”) promptly following the Closing.

By signing below, as of the Closing, you hereby unconditionally and irrevocably waive, release and discharge the Company and its affiliates (both current and future) from any and all claims, set-offs, demands, obligations, rights, privileges and preferences of any kind or nature whatsoever arising from or in any way connected with or related to the Plan and Performance Units, including, but not limited to, any related tax liability.  You acknowledge that you may hereafter discover facts in addition to or different from those which you now know or believe to be true with respect to the Plan or Performance Units, but it is your intention to fully and finally and forever settle and release any and all matters, disputes and differences, known or unknown, which do now exist, may exist or heretofore have existed between you and the Company or its affiliates (both current and future) with respect to the Plan or Performance Units.

Sincerely,

GREENLIGHT HOLDING CORPORATION

By:

Name:

Its:

ACKNOWLEDGED AND AGREED:

PARTICIPANT

[Name]

In consideration for the termination of the Greenlight Holding Corporation 2018 Participation Plan including all obligations pursuant to Performance Units under the Greenlight Holding Corporation 2018 Participation Plan:

Cash Payment: $[___]